Exhibit 14.1

CODE OF BUSINESS CONDUCT

June 2020

Thank you for your continued dedication to US Ecology and your commitment to upholding the standards set forth in our Code of Business Conduct.

CEO MESSAGE

Dear Team Members:

As US Ecology continues to grow, evolving to meet the needs of the marketplace, one thing that does not change is our commitment to operating with the highest ethical standards. In every business decision, in every group, in every location, US Ecology strives to conduct business ethically, honestly, and in full compliance with all laws and regulations.

The US Ecology Code of Business Conduct (the “Code”) is built around the recognition that everything we do in connection with our work at US Ecology will be, and should be, measured against the highest possible standards of ethical business conduct. This commitment to acting with integrity helps us hire and retain great people, engineer innovative services, and attract and retain loyal customers.

This Code provides guidelines for business conduct to help each of us make ethical decisions consistent with our Shared Values, initiatives, and strategic objectives. This Code does not provide guidance for you in every situation that might arise. It is incumbent on each one of us to be truthful, exercise good judgment, and ask for help when the right course of action is not clear. We all have questions and concerns periodically and asking for help is often the right thing to do. If you ever have a question, concern, or suspect illegal or unethical business practices, report it using the communication mechanisms identified in this Code. If you report a concern in good faith, you will have the full support of the Company behind you.

This Code applies to all directors, officers, and employees, setting a clear expectation that the standards identified in this Code be followed in all job-related activities, regardless of business pressures. We should expect the same from our consultants, agents, and business partners. Supervisors have an added responsibility to lead by example and ensure that this Code is followed in areas under their supervision. Regardless of your position in the Company, violations of the Code will not be tolerated.

Integrity is not a sometimes proposition. In an increasingly complex and dynamic business environment, our commitment to integrity must be persistent and steadfast. A company’s integrity is built day-by-day over time by the entire organization, and improper or illegal activities of even one employee can adversely impact us all. We strive to be known for belonging to an organization committed to integrity in all aspects of our business – even when making a tough ethical decision results in a short-term loss. Long term, our reputation and business depend on each of us following this Code and always acting with integrity to create an environment of open communication, teamwork, and personal responsibility.

We can all be proud of the reputation and business success we have built in US Ecology. Our continuing commitment to the guidelines in this Code remains essential to our success. Thank you for all you do to make US Ecology great.

Regards,

Jeffrey R. Feeler
Chairman of the Board
President and Chief Executive Officer

DOING THE RIGHT THING, THE RIGHT WAY

All US Ecology directors, officers, and employees (hereinafter, collectively, “team members”) are expected to act according to the principles set forth in this Code. Furthermore, it is expected that everyone working on the Company’s behalf, including consultants, agents, and business partners, will adhere to our ethical standards. When we refer to “Company” or “US Ecology” we mean US Ecology, Inc. and all its subsidiaries.

By familiarizing ourselves with this Code and referring to it often, we will more effectively live Our Shared Values and do the right thing, the right way.

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OUR COMMITMENTS

OUR COMMITMENT TO FELLOW TEAM MEMBERS

We treat one another fairly and with respect, valuing the talents, experiences, and strengths of our diverse workforce.

OUR COMMITMENT TO CUSTOMERS

We maintain the trust customers place in our Company, providing the best services in the industry and adhering to honest marketing practices.

OUR COMMITMENT TO THE MARKETPLACE

We deal fairly with our business partners, competitors, and suppliers, acting ethically and upholding the law in everything we do.

OUR COMMITMENT TO OUR STOCKHOLDERS

We always act honestly and transparently, maintaining the trust our stockholders have placed in us.

OUR COMMITMENT TO THE GLOBAL COMMUNITY

We comply with all applicable global trade laws, protecting our natural resources and supporting the communities where we live, work, and conduct business.

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HOW WILL I KNOW IF THERE IS A PROBLEM?

This Code attempts to address the most common legal and ethical issues that we might encounter. However, it cannot address every issue or circumstance that may arise. When we face an ethical dilemma, think through the issue and reference available resources before taking action, such as Company policies and programs. We can assess the situation by asking ourselves the following questions:

Do I think my action would comply with the law?

Does it feel like the right thing to do?

Does it follow our Code and all other US Ecology policies?

Would I feel comfortable if others knew about it?

If you answered “yes” to each of these questions, then the decision to move forward is probably OK. If unsure of your answer to any of these questions, seek guidance from a supervisor or other internal source. If you answered “no” to any of these questions, then the decision to move forward is likely not appropriate and could result in serious consequences.

We may also face ethical dilemmas while conducting business internationally. If another country’s local law, custom, or practice conflicts with the law of your home jurisdiction, Company policy, or this Code, seek guidance from the Company’s Compliance Officer. As a general rule, when there is a conflict and there is a question as to how to proceed, adhere to the law, custom, or practice that is most stringent.

Supervisors have the additional responsibility to create a climate in which their team members understand that only ethical and compliant behavior is tolerated and where team members are comfortable raising questions and concerns.

FAILURE TO COMPLY

Violations of this Code or directing or asking others to violate Company policy or this Code may carry serious consequences, including disciplinary action, up to and including termination, and possible civil or criminal liability.

OPEN DOOR POLICY

US Ecology supports a culture where supervisors welcome open dialogue and feedback for any concerns team members may have regarding their work environment, health and safety, or compliance. Team members are asked to report a concern that comes to their attention as follows:

1.	Report the concern to your supervisor unless he/she is involved in the issue.
2.	If your supervisor is involved in the issue or does not promptly address the concern, then report the concern to your manager unless he/she is involved in the issue.
3.	If the concern may not be reported as set forth above or is not promptly addressed, report the concern to your local Human Resource representative and/or a Corporate Human Resource representative.

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To ensure that senior management is made aware of any unresolved concerns, the Company has established a toll-free number and web-based hotline. EthicsPoint®, an independent company, provides team members with a confidential method to report activities or conditions they believe may be unethical, illegal, in violation of applicable laws and regulations, or contrary to Company policies. To file a report, you may use either of the following two methods:

•	By telephone – call 1-866-294-5495.
•	Report online at the link located under “Employees” at www.usecology.com.

As a reminder, retaliation in any form against any team member who exercises their right to raise a concern, make a complaint, or file a formal charge is strictly prohibited. In addition, Section 806 of the Sarbanes-Oxley Act protects employees of public companies from retaliation for the reporting of alleged misconduct and Section 922 of the Dodd Frank Act protects employees from retaliation for the reporting of potential violations of law governed by the Securities and Exchange Commission (the “SEC”).

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OUR COMMITMENT TO FELLOW TEAM MEMBERS

We treat one another fairly and with respect, valuing the talents, experiences, and strengths of our diverse workforce.

DIVERSE & POSITIVE WORK ENVIRONMENT

US Ecology is committed to being an Equal Opportunity and Affirmative Action Employer. The Company encourages diversity and providing everyone equal opportunities within the organization. This means we must not make any employment- related decisions based upon a person’s race, color, gender, national origin, age, religion, citizenship status, disability, medical condition, sexual orientation, gender identity, veteran status, marital status, or any other basis protected by law. For more information, refer to the Employment Laws section of our Team Member Guide.

We must also ensure that our workplace is free from harassment. While the definitions of harassment and sexual harassment may vary from one jurisdiction to another, at US Ecology, harassment includes any unwelcome conduct that has the purpose or effect of creating an intimidating, offensive, or hostile work environment. It can take many forms, including physical actions, spoken and written remarks, and videos or pictures. Sexual harassment can include unwelcome sexual advances, requests for sexual favors or other physical or verbal conduct of a sexual nature. Please refer to our Discrimination and Harassment Policy.

SAFE & HEALTHY WORK ENVIRONMENT

US Ecology is committed to providing a safe and healthy workplace for all team members, contractors, and the people in the communities where we operate. US Ecology’s Safety360 program recognizes the importance of providing our team members, contractors, and visitors the knowledge to maintain a safe work environment. US Ecology emphasizes the cycle of continuous improvement and provides the tools for team members to recognize and control the hazards surrounding them. Our goal is to eliminate injuries through personal accountability and focus on six critical safety elements that support the Plan-Do-Check-Act cycle. We expect all team members to be committed to health and safety and seek to proactively prevent illness, injury, damage, and loss resulting from our operations and actions.

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SUBSTANCE FREE WORKPLACE

We want our judgment to be clear and unimpaired at all times. Drugs and alcohol in the workplace affect everyone’s safety. Being under the influence of either can negatively affect job performance and cause severe safety hazards. We may not possess, distribute, or be under the influence of alcohol or non-prescribed drugs while on US Ecology premises or when conducting Company business, including lunches and break periods. Please refer to our Substance Abuse Policy.

VIOLENCE

Acts or threats of violence interfere with our commitment to health and safety and will not be tolerated. No one associated with the Company – including team members, contractors, suppliers, customers, or other non-Company persons having contacts with the Company – should ever feel threatened by the words or conduct of any of our team members or representatives. The unauthorized possession of any weapon on our person, in our property, or in our vehicle is strictly prohibited while in the course and scope of employment. Complaints of workplace violence are taken seriously and investigated promptly.

EMPLOYEE INFORMATION

During employment, we may provide sensitive personal, medical, and financial information to the Company. Our Company is committed to protecting this information, whether in paper or electronic format. Common examples of confidential team member information include:

Benefits information.

Compensation information.

Medical records.

Contact information, such as home addresses and telephone numbers.

Team members’ sensitive information may not be accessed without specific authorization based on a business-related need. Team members with access to this information must take special care to safeguard it and to use it only to the extent necessary and in accordance with the law.

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OUR COMMITMENT TO OUR CUSTOMERS

We maintain the trust customers place in our Company, providing the best services in the industry and adhering to honest marketing practices.

TRUST

Our customers trust us to provide high-quality services, and our Company’s success depends on our preservation of that trust. We must make sure that the services we provide are safe, comply with applicable laws and regulations, and consistently meet or exceed the standards established by the Company. An important aspect of maintaining customer trust is holding suppliers accountable for the quality and safety of the products and services they provide to us. If we know or suspect that a supplier is not upholding its commitments to quality and safety, it is our responsibility to report the concern.

MARKETING

We truthfully market, promote, and advertise our services, and we must never make misleading or false statements about our services or those of our competitors. This is consistent with our commitment to acting honestly in all our business affairs. All descriptions of our products, services, and prices must be truthful and accurate, meaning we must:

Make only fair, fact-based comparisons between our services and those of our competitors.

Never misstate the facts or mislead consumers through Company advertisements, labeling, or promotions.

Ensure that our marketing is appropriate for its intended audiences.

CONFIDENTIALITY

Team members are expected to safeguard Company information that is not generally available to or known by the public. This may include information pertaining to the general business and finances of the Company, customers, suppliers, and team members. Team members are prohibited from accessing Company information that is not required as part of their job duties. We may use Company information to the extent needed to perform our job properly, but we remain responsible for safeguarding the information (including information provided on a confidential basis to the Company by another person or company) from theft or misuse. Team members must take reasonable precautions to avoid disclosing confidential information in public places.

Team members having legal obligations with respect to confidential information received from a former employer are expected not to use or disclose that information in the performance of work for the Company. Similarly, departing team members are expected not to disclose the Company’s information after leaving the Company.

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OUR COMMITTMENT TO THE MARKET PLACE

We deal fairly with our business partners, competitors, and suppliers, acting ethically and upholding the law in everything we do.

FAIR DEALING

Our Company has become an industry leader based on the quality of our people, products, and services. Our commitment to fair dealing means that we provide only honest and truthful information to our business partners, suppliers, and competitors and never misrepresent facts in order to gain a competitive advantage.

SUPPLIERS

We treat suppliers legally and fairly, and we allow them to compete for our business based on the value they offer to our Company. We do business with only reputable suppliers. We expect our suppliers to treat their team members fairly, maintain workplaces that are safe, protect the health of their team members, and comply with all applicable laws, including environmental laws and regulations. A supplier’s record and infrastructure for compliance with these standards are essential criteria in our supplier selection process.

COMPETITION & ANTITRUST

We compete for the business of our customers fairly based on the value of our products and services. In order to compete fairly, we must follow antitrust and competition laws when doing business on US Ecology’s behalf. These laws are designed to preserve competition by prohibiting formal and informal agreements and practices that restrain trade.

In complying with these laws, we must avoid the following practices:

x Discussing with competitors or customers the division or allocation of markets, territories, or customers.

x Discussing with competitors prices or price-related information.

x Discussing with competitors or customers the boycotting of a third party.

If a competitor discusses any of these topics, no matter how casually, stop the conversation and report the incident to the Compliance Officer immediately. Be particularly careful at industry association meetings or events to avoid even the appearance of unfair business practices. We must obtain competitive information legally and ethically. We must also safeguard the information provided to us by business partners and suppliers.

Gathering information about similar services offered by our competitors is essential to protecting our market position, but we must be careful to acquire information only in a legal, ethical, and respectful manner. If a coworker, customer, or business partner has competitive information that they are required to keep confidential, we must not encourage them to disclose it. Be particularly mindful of this restriction when talking to new US Ecology team members about their former employers. Be mindful of non- compete and non-disclosure agreements new team members may have entered into with former employers and consult with a member of the Legal Department regarding how to comply with such agreements.

While conducting US Ecology business, if we become aware of confidential information about another company that has been inadvertently disclosed, seek guidance from the Compliance Officer before using or acting upon this information. We should not profit from information if we have no ethical right to it.

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OUR COMMITMENT TO OUR STOCKHOLDERS

We always act honestly and transparently, maintaining the trust our stockholders have placed in us.

RECORDS MANAGEMENT

We must manage our records to support our various legal obligations. Company records include materials, either tangible or electronic, generated or received by the Company in connection with its conduct of business. All records should be managed, retained, and destroyed pursuant to the Company’s established procedures. If a lawsuit is filed or imminent, or a legal document request has been made, all destruction of records pertaining to the matter should cease immediately. No one should act in any way to impede, obstruct, or influence an investigation or other inquiry.

ACCURACY OF BOOKS & RECORDS; RESPONSIBILITY IN REPORTING

In order to promote the accuracy and integrity of our financial reporting and disclosure, we must ensure that our Company’s business and financial records are full, fair, accurate, timely, and understandable. Each of us has a duty to ensure that all entries in our Company’s business and financial records give an honest picture of the results of our operations and our financial position. We do this by complying not only with our Company’s policies, but also with the laws, rules, and regulations that govern our financial accounting and reporting responsibilities, including all applicable SEC, NASDAQ, Sarbanes-Oxley Act, and other standards and rules regarding financial and non-financial reporting. The Company’s internal controls over financial reporting must be consistent with the application of Generally Accepted Accounting Principles and the following:

Estimates and accruals must be supported by appropriate documentation and based on our best estimate.

We must never falsify or manipulate a document or distort the nature of any transaction.

We must cooperate fully and honestly with audits.

We must ensure that all reports to regulatory authorities are full, fair, accurate, timely, and understandable.

INSIDER TRADING

Team members may not trade in Company securities based upon material non-public information. The same prohibition applies to trading in the securities of other companies, including those with which US Ecology does business. Sharing material non-public information with someone who then trades in a company’s stock is also a violation of securities laws and is referred to as “tipping”.

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Material information is not limited to historical facts but may also include projections and forecasts. While it is not possible to identify all information that would be deemed “material,” the following are examples of information regarding the Company that would ordinarily be considered material:

Financial performance, especially quarterly and year-end earnings, and significant changes in financial performance or liquidity.

Projections and strategic plans.

Proposed or imminent mergers, acquisitions, sales of Company assets or subsidiaries, recapitalizations, or purchases of substantial assets.

Major new contracts, orders, suppliers, customers, or finance sources, or the loss thereof.

Significant information regarding waste capacity, waste volumes, waste pricing, or any other operating or performance measure that could be translated into financial performance.

Changes in executive or senior management or the Board of Directors.

Significant labor disputes or negotiations.

Actual or threatened major litigation or non-routine government agency investigation, or the resolution of such litigation or investigation.

When in doubt about whether particular non-public information is material, presume it is material or consult the Compliance Officer before making any decision to trade in or recommend securities to which that information relates. For more information on trading in stock, please refer to our Stock Trading Policy.

EXTERNAL COMMUNICATIONS

It is important for us to speak about the Company with one consistent voice. Therefore, we should not make public statements on the Company’s behalf unless we have been designated as a Company spokesperson. The Company considers public statements to include not only verbal statements, but also statements posted on social media sites, in chat rooms, email communications, and instant messages. Please refer media requests to dave.crumrine@usecology.com.

COMPANY ASSETS

Our Company’s assets ultimately belong to our stockholders. Therefore, we must always take great care when using these assets and protect them from loss, damage, theft, misuse, or waste. We may only use Company assets for legitimate business purposes, unless limited personal use is permitted by Company policy.

USING COMPUTER & NETWORK SYSTEMS

We must always use our computer and network systems appropriately. This means we must take care to compose all emails, text messages, and other electronic communications in the same professional manner as our other written correspondence. We may never use our computers, Company-issued cell phones, or network systems for improper purposes, such as:

x Communicating inappropriate, sexually explicit, or offensive statements.

x Viewing sexually explicit or offensive materials.

x Spreading profanity, derogatory remarks, discriminating or harassing comments, or threatening or abusive language.

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When using Company-provided technologies, such as computers, cell phones, and voicemail, we should NOT expect that the information we send or receive is private. US Ecology may monitor activity to make sure these resources are used appropriately, and may review the information it gathers while conducting this monitoring activity. The Company also reserves the right to block access to inappropriate Internet websites, as well as the transmission of inappropriate emails or files. For more information on this topic, please refer to our Acceptable Use Policy.

INTELLECTUAL PROPERTY

Intellectual property includes patents, trademarks, copyrights, trade secrets, and other proprietary information such as discoveries and ideas designed or conceived by a team member or, in some cases, by a consultant, contractor, supplier, or other representative or business partner. We must act to safeguard our intellectual property, and the intellectual property that has been entrusted to us.

We must also never knowingly infringe upon the intellectual property rights of others. Team members must take appropriate steps to conduct timely searches for conflicting patents or trademarks before implementing a newly developed technology or trademark, and make only lawful use of the copyrighted materials of others. Team members must not make unauthorized use of software not licensed to the Company.

CONFLICTS OF INTEREST

Conflicts of interest arise in many different forms. In general, a “conflict of interest” occurs when a personal or family interest interferes with our ability to make sound, objective business decisions on behalf of our Company. We need to avoid any situation that might put us in such a position or create even the appearance of bias (e.g., taking an action that creates an incentive for you or your family at the expense of US Ecology). If you have knowledge about a possible conflict of interest, you should disclose it immediately to the Compliance Officer.

While it is impossible to address every situation where a conflict of interest may arise, the following provide guidance for some of the more common situations:

x We are not permitted to have direct reporting responsibility over an immediate family member, meaning your spouse, domestic partner, parents, children, siblings, parents-in-law, brothers and sisters-in-law, sons and daughters-in-law, and anyone who resides in your home.

x We may not, directly or indirectly, engage our Company in a business relationship with a family member or a business in which a family member is a partner, officer, or director without obtaining approval from the Compliance Officer.

x The Audit Committee of the Company’s Board of Directors must approve transactions between the Company and its officers (and directors) that are not a normal part of the Company’s business.

x We may never use Company resources, including Company time or assets, to perform work on behalf of another business or for individual gain.

x We may not enter into personal transactions with our suppliers or customers other than on terms and conditions generally available to the public or Company team members, unless approved in advance by the Compliance Officer.

x We may not serve as an officer or a general or managing partner of a company that does business with ours without obtaining prior approval from the Compliance Officer.

x We may not invest in customers, suppliers, or competitors if they are not publicly traded on a national securities exchange or traded on the over-the-counter market.

x We should not serve on a board of directors without first discussing the additional obligations with our supervisor to ensure it will not interfere with our ability to perform our job duties.

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We may invest in publicly traded customers, suppliers, or competitors if the stock we own is less than one percent of the total stock issued and outstanding for that company. If you are a “Covered Insider” as defined in the Company’s Stock Trading Policy, you must seek approval from the Compliance Officer prior to trading in the stock of peer companies identified on Exhibit B to such policy. However, if you own stock in a customer, supplier, or competitor’s company, you may not participate in the selection, contracting, or decision-making process with respect to that company without first disclosing the interest to the Compliance Officer. This limitation does not apply if the financial interest held is through an investment in a mutual fund, so long as there is no influence over the fund’s investment decisions. The process for evaluating and reporting a conflict of interest suspected by or known to a Company director is set forth in our Code of Ethics for Directors.

GIFT GIVING & RECEIVING

Team members may, in certain circumstances, pay or be the beneficiary of certain promotional, marketing, or entertainment expenses if such expenses are modest, reasonable, and necessary in light of routine business purposes. Promotional gifts of nominal value bearing US Ecology’s logo or the gift giver’s company logo may be given or received by team members as a courtesy or token of regard, but any other gifts are prohibited from being given unless approved in writing in advance by the Company’s President, Executive Vice President, Compliance Officer, or Vice President of the business unit to whom the giver belongs. A gift received that does not qualify as a promotional gift and has a fair market value in excess of $100 is prohibited and must be rejected or otherwise dealt with as prescribed in the Company’s Global Anti-Corruption Program.

Common examples of business gifts that have a nominal value include caps, mugs, mouse pads and moderately priced assortments of food products. Having lunch at a moderately priced restaurant while discussing business is generally an acceptable form of entertainment. If we are offered entertainment or a gift that does not meet the guidelines discussed in this section, we must consult with the Compliance Officer before accepting it.

Unless specifically authorized, we may not give or accept a business gift if it is cash or a cash equivalent without express approval from the Compliance Officer. In addition, there are strict rules that govern giving gifts and entertainment to government officials. For more information, see our Global Anti-Corruption Policy.

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OUR COMMITMENT TO THE GLOBAL COMMUNITY

We comply with all applicable global trade laws, protecting our natural resources and supporting the communities where we live, work, and conduct business.

GLOBAL TRADE LAWS

We must always comply with the laws in the jurisdictions where we conduct business. In the event a local law, custom, or practice conflicts with our Code or a Company policy, please contact the Compliance Officer. In such circumstances, we must always adhere to the law, custom, or practice that is most stringent.

ANTI-CORRUPTION

US Ecology will not tolerate fraudulent, corrupt, dishonest, or illegal activities by its team members and business partners under any circumstances. US Ecology’s team members and third-party agents are prohibited from, directly or indirectly, offering, giving, soliciting, or receiving any form of bribe, kickback or other corrupt payment, or anything else of value, to or from any person, company, or organization, including government agencies, government officials, foreign officials, private companies, and employees of private companies (even if the same are common within the country in which business is being conducted): (a) with the intention of obtaining, retaining, or rewarding any improper commercial or other advantage for the Company, for the individual involved, or for any other person; (b) in order to induce any person to act improperly or to reward them for doing so; or (c) knowing or believing that acceptance by the other person would itself be improper.

ANTI-BOYCOTT

At all times, we follow U.S. anti-boycott laws that prohibit us from participating in unsanctioned boycotts. A “boycott” occurs when one person, group, or country refuses to do business with certain people or countries. Because violations of U.S. anti-boycott laws are serious, and can include civil and criminal penalties, we must report any suspected request to participate in an illegal boycott to the Compliance Officer.

PROTECTING THE ENVIRONMENT

Environmental compliance is integral to the success of US Ecology. Our customers and stakeholders expect it, and our permits and licenses require it. US Ecology is committed to achieving and maintaining compliance with applicable federal, state, and local environmental statutes, regulations, enforceable agreements, permits, and licenses. Each operating facility will develop, maintain, implement, and document a site-specific environmental compliance program. US Ecology has an Environment Commitment Statement supporting the Company’s vision and mission that establishes the framework for our compliance programs.

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POLITICAL INVOLVEMENT

We encourage our team members to be informed voters and to be involved in the political process. A team member’s participation in the political process is a personal and entirely voluntary and individual decision. Except in instances where a responsible business leader has determined that Company participation in the political process is appropriate, those who choose to participate in the political process, whether in contribution of time or financial support, may not do so as a representative of the Company and not in a manner giving the appearance that one is acting as a representative of the Company. Political activity may not be conducted on Company time or at Company expense. Company property may not be used for work on political fundraisers or other political activities. We will comply with all national, state, and local laws regulating our participation in political affairs, including limitations on contributions to political parties, other political organizations, and individual candidates.

COMMUNITY INVOLVEMENT

At US Ecology, we support charitable organizations and contribute to causes that build relationships throughout the communities in which we operate. In addition, we encourage our team members to contribute their time and efforts, compensating them for up to eight hours of a year for time spent volunteering with a charity of their choice.

ENFORCEMENT

The standards in this Code are important and the Company will ensure prompt action against violations thereof. If, after investigating a report of an alleged prohibited action by a director or executive officer, the Compliance Officer determines that a violation of this Code has occurred, the Compliance Officer will report such determination to the Board of Directors. Upon the determination that there has been a violation of this Code by any other person, the Compliance Officer (or the Board of Directors in the case of a director or executive officer), will take such preventative or disciplinary action as it deems appropriate, and, in the event of criminal conduct or other serious violations of the law, notify the appropriate governmental authorities.

MODIFICATIONS & WAIVERS

We realize that the Code will not cover every possible circumstance, so our Company may modify the Code, as necessary. Any waivers of the Code must be approved by the Board of Directors. Any waiver that is granted to a director or executive officer will be publicly disclosed as required by the NASDAQ listing requirements and applicable laws, rules, and regulations.

COMPLIANCE OFFICER

Wayne R. Ipsen

wayne.ipsen@usecology.com

(208) 319-1608

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